ASSET PURCHASE AGREEMENT
------------------------

ASSET PURCHASE AGREEMENT, dated as of 29, January, 1998, by and among Pemco Aeroplex, Inc., an Alabama corporation ("Seller") with offices at 1943 North 50th Street, Birmingham Alabama 35212, and Endevco Corporation, a Delaware corporation ("Buyer,") with offices at 30700 Rancho Viejo Road, San Juan Capistrano, California 92675.

WHEREAS, Seller, through its Hayes Target Division, is engaged in the business of manufacture, design and sale of aerial targets, infrared augmentation devices and infrared suppressers devices (the
"Business"); and

WHEREAS, subject to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell and Buyer desires to purchase certain assets of Seller.

NOW THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1   AGREEMENT TO SELL.  At the Closing hereunder (as defined in
Section 2.1 hereof), Seller shall grant, sell, convey, assign, transfer and deliver to Buyer or its designee, upon and subject to the terms and conditions of this Agreement, the Assets as defined in
SECTION 1.1.1 free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

1.1.1 INCLUDED ASSETS. The "Assets" as defined herein shall include all tangible and intangible assets of Seller used or useful primarily in, or necessary for, the Business, including without limitation the following assets, properties and rights of Seller used directly or indirectly primarily in or necessary for the conduct of, or generated by or constituting, the Business of the Hayes Target Division, but excluding those assets expressly set forth in SECTION
1.1.2 hereof:

(a) the Business of Seller as a going concern and the goodwill pertaining thereto, together with the exclusive right to the name "Hayes Targets" and all trademarks and service marks associated therewith (excluding those trademarks and service marks utilizing the crescent logo of Precision Standard, Inc. and its operating companies);

(b) all vehicles, machinery, equipment, computer hardware, tools, furniture, furnishings, leasehold improvements, fixtures, goods, and other tangible personal property primarily related to, necessary for, or used primarily by or necessary for the Business;

(c) the accounts, notes and other receivables of Seller relating exclusively to the Business accrued on or prior to the Closing Date (collectively the "Accounts Receivable");

(d)   all prepaid items relating exclusively to the Business;

(e) all items of useable and salable supplies and inventories and office and other supplies of the Business, including without limitation raw materials, work-in-process and finished goods;

(f) all non-inventory supplies of the Business (including, without limitation, containers, packaging and shipping material, tools and spare parts and other similar removable tangible personal property) wherever located;

(g) to the extent permitted by applicable law and except as set forth in SECTION 1.1.2, all rights (but only those obligations specified in SECTION 1.1.3) under any written or oral contract, agreement, license, lease, instrument, registration, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization used primarily by or necessary for the Business;

(h) all United States and foreign patents, patent rights, patent applications and licenses, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, trade secrets, data bases, engineering drawings and notebooks, inventions, know-how, formulae, technical information, unpatented inventions, technologies, methods, formulations, inventions techniques, discoveries, designs, proprietary rights and other non-public information, whether patentable or not, and registrations, reissues and extensions thereof and applications and licenses therefor currently owned, used, licensed or proposed to be used or licensed , primarily in, or necessary to, the conduct of the Business, including, but not limited to the intellectual property rights listed in SCHEDULE
3.1.18 (all of such rights being collectively referred to hereinafter as the "Rights", but shall not include any trademark, tradename, service mark, or any rights or licenses thereof utilizing the crescent logo of Precision Standard, Inc. and its operating Companies);

(i) all computer software and software licenses used exclusively by or useful exclusively to, or necessary for the conduct of, the Business as presently conducted;

(j) all rights or choses in action of the Business arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

(k) all information, files, bids, proposals, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the Business; all books and records, including without limitation the following: supplier, distributor, sales agent and customer lists; trade correspondence; production and purchase records; sales and promotional literature; accounts payable records (including tax records, financial reports, invoices, correspondence and all related documents); accounts receivable ledgers; all documents relating to uncollected invoices; and all shipping records (but all such shall information listed in this subparagraph (k) shall exclude any such items to the extent they do not relate to the Business or any part thereof);

(l) all certificates of deposit and securities instruments that are exclusively related to the Business,

(m) the contracts, agreements and orders included in the Assumed Obligations (as defined in SECTION 1.1.3);

(n) all advance payments, prepaid items, rights to offset and credits of all kinds, related exclusively to the Business other than (i) prepayments of federal, state and local taxes; and (ii) advance payments, prepaid items, rights to offset and credits relating to obligations of the Business not included in the Assumed Obligations;

(o) all licenses, permits, authorizations, franchises and other approvals from any governmental, quasi governmental, public or self-regulatory body or authority exclusively used or held for use in connection with, or necessary for, the conduct of the Business, including, but not limited to, the items listed on Schedule 3.1.13 (all of such rights being collectively referred to hereinafter as the "Permits");

(p)   the Commitments described in SCHEDULE 3.1.15;

(q) all contract rights and accounts arising out of any of the items listed above and/or out of any of the Assumed Obligations (defined below);

(r) all other tangible and intangible personal property owned by the Seller which is not specifically included in, or specifically excluded from the foregoing subsections, which is used exclusively in or necessary for the conduct of the Business as presently conducted, and which is not excluded under SECTION 1.1.2 below.

All of such assets described above are collectively referred to herein as the "Assets." All Assets shall be in the same condition on the Closing Date as on the date hereof, changes in the ordinary course of business only excepted.

1.1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Assets shall not include any of the following:

(a) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

(b) the rights of Seller under any employment agreement or arrangement or employee benefit plan or arrangement (whether written or oral);

(c)   the rights of Seller under this Agreement;

(d) the Unisys Computer System and related software at the Seller's Birmingham facility the use of which has been shared;

(e)   cash and cash equivalents;

(f) inter-company (i.e. between the Business and Seller or any affiliate of Seller) accounts receivable;

(g) the use of the name "Hayes" (but not "Hayes Targets") with respect to any and all other purposes or businesses other than towed targets and infrared radiation suppression devices and the crescent logo of Precision Standard;

(h)   the assets, properties or rights (if any) set forth on SCHEDULE
1.1.2(h); and

(i) the Consulting Agreement with S. W. Teague dated May 20, 1997, (and Buyer covenants that it shall not otherwise contract for the services of Mr. Teague on or before May 30, 1998).

1.1.3       ASSUMED OBLIGATIONS.  The Assumed 0bligations shall include:

(a) the trade accounts payable and accrued expenses (excluding payables to Seller and any affiliate of Seller) set forth on the Closing Statement (defined in SECTION 1.3.3) but specifically excluding those accounts payable listed on SCHEDULE 1.1.3;

(b) the contract obligations of the Business specifically included among the Assets;

(c) all obligations under any written or oral contract, agreement, license, lease, instrument, registration, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization to the extent assumed under SECTION 1.1.1(g);

(d) all product liability claims arising after the Closing for goods and services sold after the Closing; and

(e) any and all other liabilities and obligations accruing for any act of the Business after the Closing.

Except to the extent specifically assumed above, all other obligations, debts and liabilities of Seller shall remain the sole and exclusive responsibility of Seller and are collectively referred to herein as "Excluded Obligations. By way of example, Assumed Obligations do not include bank and other debt obligations, product liability claims for products sold prior to the Closing Date, tax liabilities of any kind arising prior to the Closing, inter-company accounts payable (i.e. between the Business and Seller or any affiliate of Seller) of the Seller, or employment contracts of any kind, all of which shall be deemed Excluded Obligations.

1.1.4 RIGHT OF ENFORCEMENT AND SETTLEMENT. From and after the Closing Date, the Buyer shall have complete control over the payment, settlement or other disposition of the Assumed Obligations and the right to commence, conduct and control all negotiations and proceedings with respect thereto. The Seller shall notify the Buyer promptly of any claim made with respect to any such Assumed Obligation and shall not, except with the latter's prior written consent, make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to, any such Assumed Obligation. The Seller shall cooperate with the Buyer in any reasonable manner requested by the Buyer in connection with any negotiations or proceedings involving any Assumed Obligation. The Buyer shall cooperate with Seller in any reasonable manner requested by the Seller in connections with any negotiations or proceedings involving any Excluded Obligation.

1.2 AGREEMENT TO PURCHASE. At the Closing hereunder, Buyer shall purchase and Seller shall sell to Buyer the Assets, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller and Buyer contained herein, in exchange for the Purchase Price (as defined in Section 1.3) hereof,).

1.3   THE PURCHASE PRICE.

1.3.1 PURCHASE PRICE. The Purchase Price shall be an amount equal to Six Million Dollars ($6,000,000) plus the Purchase Price Adjustment amount as defined in SECTION 1.3.3, payable in the manner set forth in
SECTION 1.3.2. The Purchase Price Adjustment may be positive or negative.

1.3.2 PAYMENT OF PURCHASE PRICE. On the Closing Date Buyer shall pay as the Purchase Price the following:

(a) Five Million Dollars ($5,000,000) in the form of a wire transfer to the account of Seller at the Bank of New York; and

(b) The balance of the Purchase Price (as adjusted) shall be payable in accordance with the provisions of Section 1.3.4 below; and

(c) $500,000 shall be deposited by Buyer with Sheehan, Phinney, Bass + Green, ("SPB+G") counsel for Buyer, which amount shall be held in escrow and distributed under the terms of SECTION 1.3.4 below (the "Escrowed Funds") Neither SPB+G nor any attorney of the firm shall be precluded from acting on behalf of, or representing the Buyer by virtue of SPB+G holding of the Escrowed Funds. Its sole obligation with respect to the Escrowed Funds shall be to disburse them in accordance with either (i) written instructions signed by an authorized representative of both Buyer and Seller, or (ii) in accordance with an award of arbitration pursuant to dispute resolution as set forth in SECTION 8.17 of this Agreement. SPB+G shall be entitled to rely upon (a) in the case of Seller, any certificates signed by Darryl Mazow, or the President or any Vice President of Seller, and (b) in the case of Buyer, any certificates signed by Bennett Moore or the President or any Vice President of Buyer. SPB+G shall have no liability either to Buyer or Seller for actions taken or payment made in accordance with such certificates, or in accordance with the award of arbitration, including payment of the costs of arbitration. Buyer and Seller shall each defend, indemnify and hold SPB+G harmless from and against any liability from acting in accordance with its obligations hereunder.

1.3.3 PURCHASE PRICE ADJUSTMENT. Not later than ten business days after Closing, Seller shall present to Buyer its final accounting records summarizing activity of the Business to the Closing Date. Not later than twenty business days after receipt of this data, Buyer shall provide Seller with a Closing Statement setting forth the Net
Book Assets of the Business (as defined below) and the Purchase Price Adjustment. The Purchase Price Adjustment shall be equal to the Net Book Assets (as defined below) less $2,687,437 (two million six hundred eighty seven thousand four hundred thirty seven dollars.) The Purchase Price Adjustment may be positive or negative.

"NET BOOK ASSETS" shall mean:

(1) the book value of the Assets as of the Closing Date determined in accordance with generally accepted accounting principles and consistent with Seller's historical practices and Representations and Warranties herein contained; minus

(2)   the amount of the Assumed Obligations as of the Closing Date.

The accounting principles used for valuing the Net Book Assets shall be the same as used to prepare the October 31, 1997 Balance Sheet. Buyer and Seller agree that the existing reserve for inventory is to be increased by $200,000 on the Closing Balance Sheet, which increase, however, will be disregarded for purposes of determining the Net Book Assets and/or the Purchase Price Adjustment and/or the Adjusted Purchase Price.

1.3.4 PAYMENT OF UNPAID BALANCE OF THE PURCHASE PRICE. The determination of the Purchase Price Adjustment as set forth on the Closing Statement shall be conclusive and binding upon the parties hereto and their respective successors and assigns, unless, (i) Seller notifies Buyer in writing that it accepts the Purchase Price Adjustment or (ii) within fifteen (15) business days after delivery of the Closing Statement to Seller, Seller gives the Buyer notice that it objects to the determination set forth on the Closing Statement. Any undisputed balance shall be paid within two (2) business days after notice to Buyer. Such notice shall set forth the specific item or items to which objection is made (herein called "disputed items") and the basis for such objection. If such notice is given, the Seller and the Buyer shall, for a period of 15 business days after the giving of such notice, endeavor to agree upon a settlement of the disputed items. If the Seller and the Buyer fail to so agree upon all disputed items, the disputed items on which such parties have failed to so agree shall be submitted for arbitration under the dispute resolution provisions in SECTION 8.17. below. The Purchase Price Adjustment shall be modified to the extent, if any, necessary to reflect (a) any such agreement between the Seller and the Buyer with respect to disputed items, or (b) any such determination made pursuant to dispute resolution, and the Purchase Price Adjustment as so modified shall be conclusive and binding upon the parties hereto and their respective successors and assigns for purposes specified above.

Upon agreement (or determination pursuant to dispute resolution) of the amount of the Purchase Price Adjustment, the "Adjusted Purchase Price" shall be calculated by adding the Purchase Price Adjustment to the Purchase Price. The "Unpaid Balance" shall be equal to the Adjusted Purchase Price less $5,000,000. Within two business days after final determination of the Unpaid Balance as set forth above, the Unpaid Balance shall be paid as follows:

(a) If the Unpaid Balance is positive, the amount thereof shall be paid out of the Escrowed Funds to Seller together with a PRO RATA share of the interest thereon, and the balance of the Escrowed Funds and accrued interest shall be returned to Buyer. If the amount of the Unpaid Balance is greater than $500,000, the entire amount of the Escrowed Funds and accrued interest will be paid to Seller, and Buyer shall pay the remaining Unpaid Balance to Seller within two days of the final agreement (or determination pursuant to dispute resolution) of the Purchase Price Adjustment.

(b) If the Unpaid Balance is negative, the amount thereof shall be paid by Seller to Buyer within two days of the final agreement (or determination pursuant to dispute resolution) of the Purchase Price Adjustment, and the entire Escrowed Funds and accrued interest will be returned to Buyer.

1.3.5 ALLOCATION OF PURCHASE PRICE. The parties agree to cooperate in allocating the Adjusted Purchase Price among the transferred assets in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986 as amended. The allocation of the Adjusted Purchase Price shall be completed no later than 30 days after determination of the Purchase Price Adjustment. In the event the parties cannot agree on the allocation by such date, the allocation shall be made by an agreed appraisal firm as soon as practicable. If the parties cannot agree upon a single appraiser, they shall each appoint an appraiser and each such appraiser shall decide upon a third appraiser. The third appraiser shall perform the appraisal. The parties hereby agree to prepare all state, federal, and local income tax returns on the basis of the allocation as determined.

1.4 NO ASSUMPTION OF LIABILITIES. Except for those obligations of Seller expressly assumed by Buyer under SECTION 1.1.3 above, Buyer does not hereby, and shall in no event be deemed to, assume or incur any liability or obligation of Seller whatsoever relating in any way to Seller or operation of Seller's Business prior to Closing, whensoever arising, including without limitation any of the following:

(a) except as specifically assumed above, any liability or obligation to any shareholder, director, officer, employee, agent or consultant of Seller, whether for or on account of any loan, advance of funds or other consideration or forbearance;

(b) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income, or any liability or claim for injury to any employee or invitee of the Business, regardless of when made or asserted, which arises out of or is based upon, or alleged to have been made or based upon any event on or prior to Closing;

(c)   any federal, state or local income or other tax imposed on Seller
(i) payable with respect to the business, assets, properties or operations of Seller or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

(d) any liability or obligation under or in connection with the assets excluded from the Assets under SECTION 1.1.2;

(e) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by Buyer after the Closing, or under any employment agreement, union contract or arrangement or employee benefit plan or arrangement (whether written or oral) with respect thereto;

(f) any liability or obligation of Seller: (i) arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby; and (ii) fees and expenses of counsel, accountants and other experts and brokers of Seller; or

(g) any other liability of Seller not otherwise specifically assumed under this Agreement.

1.5 RIGHT OF ENDORSEMENT. After the Closing, the Buyer shall have the right and authority to endorse, without recourse, the name of the Seller on any check or any other evidence of indebtedness received by the Buyer on account of any Accounts Receivable or other Asset transferred by the Seller pursuant hereto, and the Seller shall deliver to the Buyer at the Closing copies of resolutions adopted by the Board of Directors of the Seller, certified by the Secretary or an Assistant Secretary thereof, and letters of instruction, and/or special powers of attorney sufficient to permit the Buyer to deposit such checks or other evidences of indebtedness in bank accounts in the name of the Buyer.

1.6 GOVERNMENT APPROVALS ETC. Each party hereto shall cooperate as necessary in the preparation and filing of a joint voluntary notice to the Committee on Foreign Investment in the United States ("CFIUS") with respect to the possible application of the Exon-Florio Amendment (Section 721 of the Defense Production Act of 1950, as amended) ("Section 721 ") to the transactions contemplated by this Agreement. Each party hereto shall promptly provide the other party with copies of all correspondence received by it from, and the substance of all communications with, any person with respect thereto and copies of all correspondence proposed to be sent by it to any person with respect thereto at least two business days prior to dispatch. The parties shall (i) cooperate in giving notification to, making filings with and providing information to governmental entities with respect thereto and (ii) respond promptly to any requests for further information with respect thereto; PROVIDED HOWEVER, that this Section shall not require either party hereto to deliver confidential information to the other party in the absence of reasonably satisfactory assurances with respect to the maintenance of confidentiality. Buyer shall pay the costs of the notification process and related matters.


ARTICLE II
CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS,
CHANGE IN NAME AND FURTHER ASSURANCES

2.1 CLOSING. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 a.m., local time, on January 29, 1998 at the offices of Sheehan Phinney Bass + Green, 1000 Elm Street, Manchester NH or on such other date and location as may be mutually agreed upon in writing by Buyer and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date."

2.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

(a)   Seller shall deliver to Buyer the following:

(1) a Bill of Sale in the form of EXHIBIT A attached hereto, an Assignment of Contracts and Other Rights in the form of EXHIBIT B attached hereto, and releases, if any are required, of any and all liens on the Assets of Seller;

(2) such other bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer the full and exclusive right, title and interest in and to the Assets except as otherwise disclosed in any schedules hereto; and

(3) all of the agreements, contracts, licenses, commitments, leases, plans, bids, quotations, proposals, instruments, computer programs and software, data bases whether in the form of computer tapes or otherwise, price books and price lists, customer and subscriber lists, supplier lists, sales records, files, correspondences, and other documents, books, records, papers, files, office supplies and data belonging to Seller which are part of the Assets;

and simultaneously with such delivery, all such steps will be taken as may be required to put Buyer in actual possession and operating control of the Assets;

(b) Buyer shall deliver to or on behalf of the Seller the Purchase Price as required under SECTION 1.3.2.

(c) As of the Closing Date, the Buyer will assume and thereafter pay, perform and discharge and satisfy the liabilities of the Business set forth in SECTION 1.1.3.

2.3 THIRD PARTY CONSENTS. To the extent that Seller's rights under any agreement, contract, license, commitment, lease, Authorization (as defined in SECTION 3.1.13) or other Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. Seller and Buyer shall cooperate to obtain novations of sales and other contracts as Buyer may request.

2.4 FURTHER ASSURANCES. Seller from time to time after the Closing, at Buyer's request, will execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Assets.

2.5 TRANSITION PERIOD FOR LOGOS. Buyer shall have thirty (30) days from the Closing Date in which to remove the Crescent logo and any reference to the name "Precision Standard, Inc." and/or "Pemco Aeroplex, Inc." from all packaging, containers, and shipping material as well as stationery. Immediately after Closing, Buyer shall affix to all such supplies a mark identifying that the Business is no longer affiliated with Precision Standard, Inc. and/or Pemco Aeroplex, Inc. Seller shall immediately after the Closing Date cancel its registration in any and all jurisdictions of any and all trademarks or service marks to the extent they contain the mark "Hayes Targets," but not the word "Hayes" in other formatives.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to Buyer as of the Closing Date as follows:

3.1.1 CORPORATE EXISTENCE. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified.

3.1.2 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Seller in accordance with the provisions hereof (the "Seller's Documents") will be duly executed and delivered on behalf of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of such Seller as is a party thereto, enforceable against such party in accordance with their respective terms.

3.1.3 NO INTEREST IN OTHER ENTITIES. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity are included in the Assets.

3.1.4 VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. The execution, delivery and performance of this Agreement and the other Seller's Documents by Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller, (c) the charter documents of Seller or any securities issued by Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Permit (as defined in SECTION 3.1.13,) or other instrument, document or understanding, oral or written, to which Seller is a party or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement and the other Seller's Documents by Seller.

3.1.5 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any substantial part of Seller's assets, properties or rights included in the Assets.

3.1.6 FINANCIAL STATEMENTS. Seller, as related solely to the Business and Assets, has delivered to Buyer true and complete copies of (a) Income statement for the ten month period ending October 31, 1997; and (b) a Balance Sheet dated as of October 31, 1997 (collectively the "Financial Statements.") which are set forth in
SCHEDULE 3.1.6. Except as set forth in SCHEDULE 3.1.6, the Financial
Statements

(a) fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Business of Seller for the periods indicated and such statements of profits and loss fairly present the results of operations for the periods indicated;

(b) were prepared in accordance with generally accepted accounting principles, uniformly applied on a basis consistent with prior years or periods; and

(c) contain or reflect all necessary adjustment for a fair and accurate presentation of the results of operations for the periods covered by the Financial Statements.

3.1.7 INVENTORY. All inventory of Seller used in the conduct of the Business, including without limitation raw materials, work-in process and finished goods, was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists of a quality, quantity and condition usable, leaseable or saleable in the ordinary course of the Business; is valued at reasonable amounts based on the ordinary course of business of Seller during the past six months; and is not subject to any write-down or write-off. Seller is not under any liability or obligation with respect to the return of inventory in the possession of wholesales, retailers or other customers.

3.1.8 ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations with respect to the Seller or the Business, either direct or indirect, matured or un-matured or absolute, contingent or otherwise, to which Buyer may become subject by the consummation of the transaction contemplated hereunder, excepting only the Assumed Obligations or liabilities arising as a result of a change of law after the Closing Date.

For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or un-liquidated, secured or unsecured or other item requires to be carried as a liability under generally accepted accounting principles.

3.1.9 TAX AND OTHER RETURNS AND REPORTS. As relates to the Business, all federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (the "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. As relates to the Business, all Taxes have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the Assets. Seller has no knowledge of any basis for any additional assessment of any Taxes. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Seller.

3.1.10      ABSENCE OF CHANGES.  Except as otherwise disclosed in
SCHEDULE 3.1.10, since October 31, 1997, Seller, with respect to the Business has not:

(a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or paid any liabilities, other than in the ordinary course of business consistent with past practice;

(b) except in the ordinary course of business, sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets if the Closing had been held on October 31, 1997 or on any date since then;

(c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d) made or suffered any amendment or termination of any material agreement, contract, license, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

(e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Business, operations, assets, properties or prospects or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $1,000;

(f) suffered any material adverse change in the Business, operations, assets, properties, prospects or condition (financial or otherwise);

(g) except as otherwise disclosed in SCHEDULE 3.1.14, received notice or had knowledge of any actual or threatened occurrence, event or condition of any similar character which has had or might have an adverse effect on the Business, operations, Assets, properties or prospects;

(h) changed any of the accounting principles followed by it or the methods of applying such principles; or

(i) to Seller's knowledge, entered into any transaction other than in the ordinary course of business consistent with past practice.

3.1.11 TITLE TO PROPERTIES. The Seller has and will have at the Closing good and marketable title to the Assets free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer or other defects as to title. All leases and other agreements contained in the Assets are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid when due and the Seller enjoys quiet and undisturbed possession and use under all such leases and agreements. Seller has received no notice of default under any such lease or agreement, and, to Seller's knowledge, no default or event which, with the giving of notice or lapse of time or both, would constitute a default under the terms or provisions, express or implied, of any such lease or agreement has occurred. Seller has not waived any of its rights under any of the leases or agreements.

3.1.12 TANGIBLE ASSETS. All facilities, equipment and other material items of tangible property and assets which are included in the Assets are in good operating condition and repair, subject to normal wear and maintenance and are usable in the regular and ordinary course of business. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary to the operation of the Business, except for leased items disclosed in SCHEDULE 3.1.12.

3.1.13 COMPLIANCE WITH LAW; PERMITS, LICENSES AND APPROVALS. To Seller's knowledge, Seller has complied with each, and is not in violation of, any law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business or Assets is subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Permits") which are in any manner necessary for it to own or operate the Business as presently conducted and for the use of the Assets owned or used by Seller in the conduct of the Business, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. All such Permits are listed and described in SCHEDULE
3.1.13. Seller has not received any notice of any claim of default with respect to any such Permit, and to Seller's knowledge, Seller is not in default with respect to any such permit. To Seller's knowledge, after due inquiry, none of such Permits will be adversely affected by consummation of the transactions contemplated hereby. All of the Permits are in full force and effect and are assignable, without additional condition or the payment of money, to the Buyer pursuant to the terms of this Agreement, and Seller knows of no pending or threatened suspension or cancellation of any of them.

3.1.14 LITIGATION. Except as set forth on SCHEDULE 3.1.14, to Seller's knowledge there is no claim, action, suit, proceeding, arbitration, investigation or hearing pending or threatened, before any court or governmental, quasi-governmental or administrative authority or private arbitration tribunal relating to or affecting the Business of the Seller or any of the Assets, or the transactions contemplated by this Agreement. No facts are known to the Seller which could reasonably give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing which may have any material adverse effect upon the financial condition, results of operations, properties, Business or prospects of the Seller or the value of the Assets, or which might hinder the consummation of the transactions contemplated by this Agreement. The Seller has not waived any statute of limitations or other affirmative defense with respect to any of the Assumed Obligations. To Seller's knowledge, there is no continuing order, injunction or decree of any court, arbitrator or governmental, quasi-governmental or administrative authority to which the Seller is a party, or to which the Assets are subject. Neither the Seller nor any current officer, director or employee of the Seller has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or self-regulatory body from engaging in the Business engaged in by the Seller.

3.1.15 CONTRACTS AND COMMITMENTS. Except for such matters set forth in SCHEDULE 3.1.24, SCHEDULE 3.1.15 describes all of the following commitments relating to the Business and to which Seller is a party, together with a statement as to whether such is included among or excluded from the Assets (the "Commitments") (when used in this SECTION 3.1.15, references to Seller shall mean only as related to the Business):

(a) real or personal property leases under which Seller is either lessor or lessee relating to the Assets or any property at which the Assets are located;

(b) license agreements, assignments, contracts (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents or copyrights (or applications therefor), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights;

(c) agreements and other arrangements for the sale of goods or services by the Seller to any government, governmental, quasi-governmental or regulatory authority;

(d) agreement, contract or commitment to sell, supply, purchase or receive goods ("Goods Contracts") or to perform services ("Services Contracts") involving in any one case $ 1,000 or more other than those described in (c) above;

(e) agreements with any labor union or other collective bargaining agreement;.

(f) agreements with distributors, dealers, sales agents or representatives which may not be terminated by the Seller without liability unless not more than 30 days' notice is given;

(g) material agreements with manufacturers, suppliers of customers with respect to discounts and allowances and extended payment terms;

(h)   joint venture or partnership agreements with any other person;

(i) agreements guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another;

(j) agreements (other than purchase money security interests which may, under the terms of invoices from suppliers of the Seller, be granted to such suppliers with respect to goods so purchased) for the borrowing or lending of money;

(k) agreements with any bank, finance company or similar organization;

(1) agreements granting any person a power of attorney, lien, security interest or mortgage on any of the Assets (except purchase money security interests created under customers' purchase orders and securing only the amounts owed for the goods so purchased), including, without limitation, factoring agreements or agreements for the assignment of Accounts Receivable or Inventory;

(m) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment (whether written or oral) for the borrowing, lending or advance of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business;

(n) agreements for the incurrence (whether singly or as a series of related expenditures) of any capital expenditure in excess of $
10,000;

(o)   advertising agreements;

(p) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Business;

(q) agreements which restrict the Business from doing business anywhere in the world;

(r)   long-term sale and private brand agreements; and

(s) all other material agreements, not included in or expressly excluded from the terms of the foregoing clauses (a) through (q), affecting the Assets or the Business. Written contracts and purchase orders for the purchase or sale of goods made in the ordinary and regular course of business shall only be considered material if they provide for payment of more than $10,000 in any one case (or $100,000 in the aggregate) or have a term of six months or more.

Except as set forth on SCHEDULE 3.1.15:

(a) each Commitment is a valid and binding agreement of the Seller, enforceable against the Business in accordance with its terms, and the Seller does not have any knowledge that any Commitment is not a valid and binding agreement of the other parties thereto;

(b) with respect to the Business, the Seller has fulfilled all material obligations required pursuant to the Commitments to have been performed by the Seller as the case may be, on its part prior to the date hereof, and the Seller has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Commitments which remain to be performed after the date hereof,

(c) to Seller's knowledge, the Seller is not in breach, in any material respect, of or default under any Commitment, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

(d) to Seller's knowledge, there is no existing material breach or default by any other party to any Commitment, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation of any encumbrance thereunder or pursuant thereto;

(e) to Seller's knowledge, there are not and, since January 1, 1997 have not been, any claims of a non-routine nature relating to the Business by customers of the Business under any warranties, whether express or implied;

(f) the Seller does not have any written or oral Commitments related to the Business to sell products or perform services which are expected to be performed at, or to result in, a loss; and

(g) no consent of any party to any Commitment is required in connection with the execution, delivery or performance of this Agreement.

SCHEDULE 3.1.15(a) accurately discloses with respect to each Goods Contract and each Services Contract disclosed therein, the customer or supplier name; the form from which such contract has been derived; whether or not the contract amount is fixed or may be varied based on services performed; the contract amount (or, if the contract amount is not fixed, a good faith, reasonable estimate of the contract amount) and whether or not Seller has any reason to believe that its profit margin with respect to such contract might be less than it has customarily achieved in the past for similar contracts. Correct and complete copies of all Commitments (or, where they are oral, written summaries of the material terms thereof), have been and will continue to be delivered to the Buyer by the Seller.

3.1.16 AVAILABILITY OF DOCUMENTS. Seller has made available to Buyer copies of all documents, including without limitation all agreement, contracts, commitments, insurance policies, leases, plans, instruments, undertakings authorizations, permits, licenses, patents, trademarks, trade names, service marks copyrights and applications therefor listed in the Schedules hereto or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

3.1.17      EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS; EMPLOYMENT
AGREEMENTS.  Except as otherwise set forth in SCHEDULE 3.1.17:

(a) For purposes of this Agreement: (1) "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment (whether or not an employee benefit plan within the meaning of section 3(3) of ERISA), including, without limitation, any employment consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan or any holiday or vacation practice, as to which the Seller or any Commonly Controlled Entity has or in the future could have any direct or indirect. actual or contingent liability; (ii) "Code" means the Internal Revenue Code of 1986, as amended; (iii) "Commonly Controlled Entity" means any entity which is under common control with the Seller within the meaning of Code section 414(b), (c), (m), (o) or (t); (iv) "Seller Benefit Plan" means any Benefit Plan that provides benefits within respect to current or former Employees, (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

(b) There are no employment agreements, Benefit Plans or consulting agreements constituting any part of the Assets or Assumed Obligations.
 Buyer does not assume or become subject to any obligation or responsibility with respect to any Seller Benefit Plan as a result of this Agreement, and there is no liability with respect to the Business under any Employee Benefit Plan of Seller as to which Buyer may become liable as a result of the transactions contemplated by this Agreement.

(c) There are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Benefit Plan or against the assets of any Benefit Plan. No assets of the Business are subject to any lien under ERISA section 302(f) or Code section 412(n).

(d) The consummation of the transaction under this Agreement will not: (i) entitle any Employee employed by Buyer to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any transferred, current or former employee;
(iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an "excess parachute payment" within the meaning of Code section 28OG(b).

(e) No event has occurred or will occur as a result of the consummation of the transaction under this Agreement and no circumstances currently exist which do or will result in (i) any civil penalty being assessed pursuant to ERISA section 502, (ii) a prohibited transaction (as defined in ERISA section 406 or Code section 4975), (iii) a breach of fiduciary responsibility under ERISA, or (iv.) any other violation, penalty, or excise tax under ERISA or the Code.

(f) Seller has not incurred, and will not incur as a result of or in connection with the purchase of the Assets hereunder, any withdrawal liability, nor has Seller had, nor will it have as a result of or in connection with the purchase of the Assets hereunder, any contingent withdrawal liability to any multi-employer plan under ERISA, as amended by the Multi-Employer Pension Plan Amendments Act of 1980.

3.1.18 INTELLECTUAL PROPERTY. SCHEDULE 3.1.18 sets forth (i) the registered and/or beneficial owner and the expiration date, to the extent applicable, for each of the Rights and (ii) the product or products of the Seller which make use of, or are sold or made under, any patent or license includable within such Rights. The Rights constitute all rights and all know-how necessary for or used in the operation of the Business as such Business is currently being conducted (including such business as has been quoted or formally proposed by the Business) by Seller. Except as specifically listed in
SCHEDULE 3.1.18, Seller has obtained, and will convey with the Assets, exclusive right, title and interest in and to any and all computer software used by it in the conduct of the Business in any manner, excluding only such software subject to license specifically listed in
SCHEDULE 3.1.18, copies of which licenses have been provided to Buyer, each of which are assignable to Buyer by their terms without further condition or payment of money, or for which Seller has obtained written consent to the assignment to Buyer. Except as set forth on
SCHEDULE 3.1.18, the Seller has not sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any person, and has or will have at the Closing the entire right, title and interest (free and clear of all security interests, liens and encumbrances of every nature) in and to the Rights; neither the validity of the Rights, nor the use thereof by the Seller, is or has been the subject of any pending or, to the best knowledge of the Seller, threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. To Seller's knowledge, the Business as currently being conducted (including, but not limited to, the use by the Business' customers of the Business' products for the uses for which the Business markets its products to its customers in the ordinary and regular course of business) does not conflict with or infringe upon rights of third parties. All Rights previously owned or held by any present or former employee or officer of the Seller and currently used in the Business and relating to the Business have been duly and effectively transferred to the Seller. A true and complete copy of the documentation held by the Seller, if any, relating to each of the Rights, has been previously delivered to the Buyer by the Seller. Seller has received no notice of, nor has any knowledge of any basis for, a pending or threatened claim, interference action or other proceeding affecting the Assets or that any of the operations, activities, products, services or publications of the Business infringes or will infringe any patent, trademark, trade name, copyright, trade secret or other property right of a third party, or that the Seller, in the conduct of the Business, is using or has used, illegally or otherwise the trade secrets, formulae or property rights of others.

3.1.19      ENVIRONMENTAL MATTERS.  Except as set forth in SCHEDULE
3.1.19:

(a) Seller is not liable or responsible for any violation of any laws relating to pollution or protection of the environment arising out of Seller's past or present ownership, use or operations of the Business and the premises in connection with the conduct of the Business;

(b) With respect to the Business, Seller has no license, permit or other authorization from any governmental entity relating to pollution or protection of the environment or the treatment, storage or disposal of hazardous materials or wastes;

(c) Seller has received no notice of violation or communication alleging that that Seller is a potentially responsible party with respect to any releases or threats of release of any hazardous, toxic, carcinogenic, mutagenic substance or waste, including but not limited to virgin or used chemicals, solvents or petroleum products or derivatives thereof,

(d) there has been no storage, generation, manufacture, refinement, transportation, production, treatment or disposal of toxic, hazardous or solid wastes or substances by the Seller (or any of its predecessors in interest) at any location at which Seller in the conduct of the Business has at any time done business, or to which it has sent such waste of any kind, directly or indirectly, in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree, permit or license or which would subject Seller to liability therefor or require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree, permit or license;

(e) Seller has not caused, nor to Seller's knowledge has it suffered, any spill, discharge, leak, emission, injection, escape, dumping or any other release of any kind onto any location at which the Seller has it any time conducted activities related to the Business or into the environment surrounding such locations of any toxic wastes or hazardous wastes or substances as such terms are defined under any federal, state, county or local law, statute or regulation;

(f) there are no underground storage tanks on or at any location currently used or occupied by Seller relating to the Business;

(g) to Seller's knowledge, the Seller has made all filings with governmental authorities required by the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq., as amended, and any applicable state statute and county regulation with respect to the tanks listed in Schedule 3.1.19 and correct and complete copies of such filings have previously been delivered to the Buyer by the Seller;

(h) to Seller's knowledge, the Seller is in full compliance with applicable laws and regulations concerning reporting of environmental matters and usage or storage of hazardous or toxic materials or wastes.

3.1.20 EQUIPMENT. Set forth on SCHEDULE 3.1.20 is a correct and complete list of all of the equipment included among the Assets having an original cost in excess of $10,000 (the "Equipment"), indicating for each piece of Equipment whether it is owned or leased and setting forth where it is located. Except as set forth on SCHEDULE 3.1.20, all of the Equipment

(a) is in good operating condition and repair (ordinary wear and tear which does not affect materially and adversely the operation of the Business excepted) and suitable for the uses for which intended;

(b) to Seller's knowledge, conforms with all applicable laws, ordinances, regulations, permit orders and other requirements relating to its present use; and

(c) to Seller's knowledge, has been maintained and repaired in accordance with all manuals, brochures or manufacturer's instructions and can be assigned and transferred to Buyer without the consent of any other party.

3.1.21 INVENTORY. All of the inventory is now and will be at Closing of a quality and quantity salable at current market prices or usable in the ordinary and regular course of business and the value at which the Inventory is carried on the books of the Seller is the lower of cost or market value on a first-in, first-out basis in accordance with generally accepted accounting principles.

3.1.22 ACCOUNTS RECEIVABLE. All of the Accounts Receivable (i) will have arisen on or prior to the Closing, Date in the ordinary and regular course of business and (ii) will represent on the Closing Date bona fide indebtedness incurred by the applicable account debtors and collectible for not less than the face amount of such receivables (net of any reserves therefor contained on the Financial Statements).

3.1.23 INSURANCE. On SCHEDULE 3.1.23 is set forth a correct and complete list of (a) all currently effective insurance policies and fidelity and surety bonds covering the Assets and/or Business; and (b) for the five-year period ending on the date hereof (i) all accidents, casualties or damage occurring on or to the Assets or relating to the Business (excluding medical insurance and worker's compensation claims) and (ii) claims for damages, contribution or indemnification and settlements (including pending settlement negotiations) relating thereto. With respect to the Business, except as set forth on
SCHEDULE 3.1.23, there are no disputes with underwriters of any such policies or bonds, and all premiums due and payable have been paid.
To Seller's knowledge, there are no pending or threatened terminations with respect to any of such policies or bonds and, to the best knowledge of the Seller, there is no condition or circumstance other than the sale of the Assets and assumption of the Assumed Obligations, which may result in such termination. The Seller and the Assets are in compliance in all material respects with all conditions contained in such policies or bonds. Except as disclosed in Schedule , to Seller's knowledge there are no outstanding or unsatisfied requirements or recommendations imposed or made by any of the Seller's current insurance companies with respect to current policies covering any of the Assets or the Business, or by any governmental or quasi-governmental authority requiring or recommending, with respect to any of the Assets or the Business, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets or the Business. The Seller carries, and (with respect to any period for which a claim against the Seller may still arise) has always carried product liability insurance in amounts, scope and coverage as set forth in SCHEDULE 3.1.23 each of which policies were in full force and effect for the full term identified therein, on an occurrence basis without any claims being made. The Seller carries or, with respect to health benefits and workers' compensation is self insured, and (with respect to any period for which a claim against the Seller may still arise) has always carried or self insured workmen's compensation insurance in reasonable amounts, and other insurance which is reasonably prudent for the conduct of the Business.

3.1.24 SUPPLIERS, DISTRIBUTORS AND CUSTOMERS. SCHEDULE 3.1.24 contains a correct and complete list of (i) each of the suppliers of the Business each of whom has supplied goods and/or services to the Business in an aggregate amount of at least $10,000 since January 1, 1996, (ii) each of the distributors and sales agents of the Business each of whom has sold goods produced or manufactured by the Business to third parties in an aggregate amount of at least $10,000 since January 1, 1996, and (iii) each of the customers of the Business each of whom has purchased from the Business goods and/or services in an aggregate amount of at least $20,000 since January 1, 1997. The Seller has no knowledge or reason to believe that any supplier, distributor, sales agent or customer set forth on SCHEDULE 3.1.24, or any other person or entity with material business dealings with the Seller relating to the Business, will cease to continue such relationship with the Buyer, or will substantially reduce the extent of such relationship, at any time prior to or after the Closing Date.

3.1.25      PURCHASE AND SALE OBLIGATIONS.  Except as set forth on
SCHEDULE 3.1.25, since January 1, 1997, all material purchase and sales orders and all other material commitments for purchases and sales made by or on behalf of the Business have been made in the ordinary and regular course of its business. Except as set forth on
SCHEDULE 3.1.25, none of such orders or commitments call for deliveries thereunder beyond a period of ninety (90) days from the date hereof or contain any agreements granting special discounts or rebates. On the Closing Date, the Seller shall deliver to the Buyer a schedule of all uncompleted purchase and sale orders and other commitments with respect to any of the Assumed Obligations as of a date not earlier than ten days prior to the Closing Date.

3.1.26 BOOKS AND RECORDS. The books of account and other financial records of the Seller relating to the Business are in all material respects complete, correct and up to date, with all necessary signatures, are maintained in accordance with good business practices and generally accepted accounting principles, and are accurately reflected in the Financial Statements.

3.1.27 GOVERNMENTAL AND OTHER CONSENTS, ETC. Except as set forth in SCHEDULE 3.1.27, no consent, authorization or approval of, or exemption by, or declaration, filing or registration with, any governmental, quasi-governmental, public or self-regulatory body or authority is required in connection with the execution, delivery and performance by the Seller of this Agreement.

3.1.28 CONTRACT WORK IN PROCESS. To Seller's knowledge, the Contract Work In Process of the Business (the "CWIP") consists of items of a quality and quantity which are usable or salable without discount in the ordinary course of business conducted by the Business and which are required by valid sales contracts in effect with customers. The value of all items of obsolete material and of material of below standard quality have been written down to realizable market value and/or reserved for in the ordinary course of business according to standard practices of Seller in accordance with GAAP, and the values at which such CWIP is carried reflect the normal valuation policy of the Seller of stating CWIP at the lower of cost or market value in accordance with GAAP.

3.1.29 ASSETS. The Assets include all rights and property necessary or useful to the conduct of the Business in the manner it is presently conducted by Seller and no property excluded from the Assets under SECTION 1.1.2 hereof constitutes property or rights material to the Business.

3.1.30 COMPLETENESS OF DISCLOSURE. To Seller's knowledge, no representation or warranty by Seller in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

3.2.1 CORPORATE EXISTENCE. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2.2 AUTHORIZATION. Buyer has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action. This
Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

3.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of eighteen
(18) months; PROVIDED, HOWEVER, that the representations and warranties set forth in SECTIONS 3. 1.11 and 3.1.19 shall continue in perpetuity beyond such period, and with respect to the representations and warranties in SECTION 3.1.8, for three years from the Closing Date, and with respect to the representations and warranties in SECTIONS 3.1.9 and 3.1.17, until the expiration of all applicable statutes of limitations (including all extensions thereof.) Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.


ARTICLE IV
CONDITIONS PRECEDENT TO THE CLOSING

4.1 CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

4.1.1 REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE. The representations and warranties of Seller contained in this
Agreement or in any schedule, certificate or document delivered by Seller to Buyer pursuant to the provisions hereof will be true and correct in all material respects at the time of Closing.

4.1.2 COMPLIANCE WITH THIS AGREEMENT. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including without limitation covenants of Seller regarding Seller's deliveries.

4.1.3 CLOSING CERTIFICATE. Buyer shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Buyer may reasonably request that the conditions specified in SECTIONS 4.1.1 and 4.1.2 hereof have been fulfilled and certifying that Seller has obtained all consents and approvals required with respect to it or the Business by SECTION 4.1.5 hereof.

4.1.4 NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

4.1.5 CONSENTS AND APPROVALS. The lessors or lessees of any real or personal property or assets leased by the Business, the parties (other than Seller) to any contract, commitment or agreement to which the Business is a party or subject, any governmental or regulatory official, body or authority or any other person which owns or has authority to grant any Permit and any governmental, judicial or regulatory official, body or authority having jurisdiction over Seller or Buyer to the extent that their consent or approval is required or necessary under the pertinent lease, contract, license, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

4.1.6 ABSENCE OF MATERIAL ADVERSE CHANGE. The business, operations, assets, properties or prospects of the Business shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence.

4.1.7 OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion of counsel to Seller, in form and substance satisfactory to counsel to Buyer.

4.1.8 COMPLIANCE WITH APPLICABLE LAWS. All requirements of applicable foreign, federal, state and local law applicable to the transactions contemplated by this Agreement, including without implied limitation and to the extent applicable, Section 721 of Title VII of the Defense Production Act of 1950 ("Exon-Florio"), shall have been complied with, all necessary approvals and/or consents obtained, or Buyer shall be reasonably certain the such approvals or consents will be obtained. In specific, and not in limitation of the foregoing, Buyer shall have obtained receipt of final, written clearance from the Committee on Foreign Investment in the United States ("CFIUS") or Buyer shall be reasonably certain that it will receive final, written clearance, indicating either (i) that, based on CFIUS' examination of the information presented in a joint voluntary notice, no further investigation is warranted; or (ii) in the event an investigation is convened, that a determination has been reached that the transactions may proceed, consistent with Section 721.

4.1.9 ENVIRONMENTAL AUDIT. Prior to Closing, Buyer shall have completed an environmental compliance audit and site investigation of the premises at which the Business is conducted, which shall not have disclosed any violations of applicable state, local or federal laws or regulations related to the protection of the environment, nor any releases of hazardous substances into the environment from or on the Premises.

4.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

4.2.1 REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE. The representations and warranties of Buyer contained in this
Agreement or in any list, certificate or document delivered by Buyer to Seller pursuant to the provisions hereof shall be true on the Closing Date, including without limitation comments regarding Buyer's deliveries pursuant to Section 2.2.

4.2.2 COMPLIANCE WITH THIS AGREEMENT. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including without limitation covenants of Buyer regarding Buyer's deliveries pursuant to SECTION 2.2.

4.2.3 CLOSING CERTIFICATES. Seller will be furnished with such certificates or other instruments of the Buyer or of officers of the Buyer as the Seller may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Buyer at or prior to the time of closing have been performed or complied with and that the representations and warranties of the Buyer herein given are true and correct at the time of closing.

4.2.4 OPINION OF BUYER'S COUNSEL. Buyer shall have delivered to Seller a favorable opinion of Buyer's counsel in form and substance satisfactory to Seller.

ARTICLE V
(Purposely Omitted)

ARTICLE VI
INDEMNIFICATION

6.1 GENERAL INDEMNIFICATION OBLIGATION OF SELLER. The Seller shall indemnify and hold Buyer and its successors and assigns and any director, shareholder, employee or officer thereof (collectively, together with the Buyer, the "Buyer Indemnitees") harmless against and from any claim or loss which may be made or brought against the Buyer or the Buyer's indemnities, or which the Buyer or Buyer's Indemnitees may suffer or incur, in respect of, or arising out of.

(a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any of the Buyer Indemnitees that result from, relate to or arise out of:

(i) any and all liabilities and obligations of Seller of any nature whatsoever; any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any of Buyer Indemnitees that relate to Seller or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative or subcontractor of Seller, except for those which Buyer specifically assumes pursuant to this Agreement; or any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement;

(ii) all claims made by employees or former employees of the Business. assumed by the Buyer, from and after the Closing Date for wages, vacation pay, severance pay, pay in lieu of notice of termination, damages for wrongful dismissal and other employee benefits and claims which were accrued in respect of or arose out of service with the Business prior the Closing Date.

(b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this SECTION 6.1.

6.2 GENERAL INDEMNIFICATION OBLIGATION OF BUYER. The Buyer shall indemnify and hold Seller and its successors and assigns and any director, shareholder, employee or officer thereof (collectively, together with the Seller, the "Seller Indemnitees") harmless against and from any claim or loss which may be made or brought against any of the Seller Indemnities, or which the Seller or Seller's indemnitees may suffer or incur, in respect of, or arising out of:

(a) any and all liabilities and obligations of Buyer of any nature whatsoever; any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any of the Seller Indemnitees that relate to Buyer or the Business in which the principal event giving rise thereto occurred after to the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Buyer or any director, officer, employee, agent, representative or subcontractor of Buyer, except for those which Seller retains pursuant to this Agreement; or

(b) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement;

(c) all claims made by employees or former employees of the Business assumed by the Buyer, from and after the Closing date for wages, vacation pay, severance pay, pay in lieu of notice of termination, damages for wrongful dismissal and other employee benefits and claims which were accrued in respect of or arose out of service with the Business after the Closing date; and

(d)   all claims made under the Assumed Obligations.

6.3 PROCEDURE FOR INDEMNIFICATION. Following receipt from the Seller, Seller Indemnitees, the Buyer or the Buyer Indemnitees as the case may be (the "Indemnified Party"), of a notice of a Claim for indemnification, the party who is in receipt of such notice (the "Indemnifying Party") shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable.
 For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim.

6.4 ADDITIONAL RULES AND PROCEDURES. The obligation of the parties to indemnify each other pursuant to this Article VI shall also be subject to the following:

6.4.1 An Indemnified Party shall only be entitled to make a Claim for indemnification pursuant to SECTION 6.1 or 6.2 if written notice containing a summary of the facts underlying such Claim is given to the
Indemnifying Party within the time periods provided for in Section 3.3 in which case the matter to which such notice applies shall survive until the final determination or settlement.

6.4.2       No Claim for indemnification may be made pursuant to SECTION
6.1 or 6.2 until the aggregate amount of all such Claims under such section exceeds $50,000 after which the each party will indemnify the other and save it harmless with respect to the amount of all such Claims over and above the said $50,000 threshold up to a maximum aggregate amount of $2.25 Million for all such Claims.

6.4.3 The Indemnified Party shall not negotiate, settle, compromise or pay any third party Claim except with prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, however, that if the Indemnifying Party refuses to accept a bona fide offer of settlement within the limits of indemnity as provided herein, then it shall have no limit on its obligation of indemnity with respect to such claim if the ultimate award is greater than the offered but declined settlement.

6.4.4 The Indemnifying Party shall have the right to elect by written notice delivered to the Indemnified Party within 30 days of receipt of a notice of Claim, at the expense of the Indemnifying Party, to assume control of the investigation, defense, negotiation, or settlement of the matter or Claim in question (including choice of counsel and other advisors), provided, however, that if the Indemnifying Party is not responsible, or does not agree to be responsible, for the full amount of any such matter or Claim, then the Indemnifying Party may not settle such matter or Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

6.4.5 If an Indemnifying Party does not so elect, or having elected to assume control of the investigation, defense or settlement of a Claim thereafter fails to proceed in a diligent manner therewith, the Indemnifying Party will provide the Indemnified Party with any information and documents relevant to that Claim which are in its possession and thereafter the Indemnified Party may investigate, defend, negotiate or settle such Claim. If the Indemnified Party has assumed control of the investigation, defense, negotiation or settlement of a Claim, the Indemnifying Party may retain such counsel as it deems appropriate. The Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such assumption, including, without limitation, the reasonable fees and expenses of its counsel.

6.4.6 The Indemnifying Party and the Indemnified Party shall each cooperate fully with the other in respect of any Claim including providing each other on an ongoing basis with all information which may be relevant to the other's liability hereunder and supplying copies of all relevant documentation promptly as it becomes available and each shall make available such witnesses as are under its control.

6.5 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this ARTICLE VI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto.

ARTICLE VII
POST CLOSING MATTERS

7.1 SOLICITATION OF EMPLOYEES. As of the Closing Date, Buyer may, but is in no way obligated to, offer employment to, and Seller shall use its best efforts to assist Buyer in employing as new employees of Buyer, those persons presently engaged in the Business who are identified by Buyer prior to the Closing Date (the "Employees"). Seller agrees to hereby waive any existing non-competition, nondisclosure and non-solicitation covenants by the Employees in its favor as to the Buyer only as those non-competition, non-disclosure and non-solicitation covenants relate to the Business, and not as such covenants relate to other businesses of the Seller.

7.2 PROTECTION OF CONFIDENTIAL INFORMATION. The Seller covenants and agrees that it will not at any time during the five year period commencing on the Closing Date reveal, divulge, or make known to any person, firm, corporation or other business organization (other than the Buyer or any of its authorized representatives or affiliates) or use for its own account or for the account of any other person, any client lists, trade secrets or formulae, or any secret or confidential information whether then or formerly held or used by the Seller in the conduct of the Business or concerning the Business in competition with the Buyer as relates to the Business only. Additionally, Buyer acknowledges that this Section 7.2 shall not apply to such information required to be disclosed in connection with government filings.

7.3 MAINTENANCE OF BOOKS AND RECORDS. Each of Seller and Buyer shall preserve until the third anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets, Assumed Obligations or the Business prior to the Closing Date.
 After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the Assets, Assumed Liabilities or the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records. From and after the Closing Date, each of the Buyer and Seller will each preserve in accordance with its own record retention policies and will make available to one another (at no cost), books, records and personnel relating to the Business upon reasonable notice, during normal business hours at the premises where such books and records are normally maintained or such personnel are normally employed and the each shall have the right to make extracts from the copies of any of such books and records and have access to appropriate personnel of the other for tax audit and tax return preparation and other similar purposes. In addition, until the last of any governmental limitation periods and any other legislation imposing tax on the Business or the Seller subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for tax, interest or penalties for a period ended on the Closing Date cannot be issued, the Buyer and Seller shall each retain and, without first giving the other party at least 30 days prior written notice, an opportunity to take custody of such records at such party's own expense, shall not destroy any books and records of the Business relating to tax accounts or tax records of the Business in connection with this Agreement.

7.4 USE OF NAME. From and after the Closing Date, Seller will sign such consents and take such other action as Buyer shall reasonably request in order to permit Buyer to use the name "Hayes Targets." and variants thereof, exclusive of such mark to the extent it contains the crescent logo of Precision Standard, Inc. and its operating companies.
 From and after the Closing Date, neither Seller nor any affiliate of Seller shall use the name "Hayes Targets" or any names similar thereto or variants thereof, but Seller is permitted to continue to use the name "Hayes" with respect to any and all products, services or other purposes other than those similar to those sold by the Business.

7.5 SELLER'S COVENANT NOT TO COMPETE. Seller and each of its affiliates agrees that for a period of five (5) years after the Closing Date, neither it nor any of its affiliates will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise as more than a five percent owner in such business where such business is competitive with the Business as sold to Buyer. Buyer acknowledges that this SECTION 7.5 shall not apply to any services the Business provides to the Seller or any of the Seller's other businesses that do not relate directly or indirectly to the manufacture or sale of aerial tow targets, infrared augmentation devices and infrared suppressers. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this SECTION 7.5 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

7.6 BUYER'S COVENANT NOT TO COMPETE. Buyer and each of its affiliates agree that neither it nor any of its affiliates will use, either directly or indirectly, any confidential information received from the Seller relating to any of the Seller's businesses other than the Business in competition with the Seller or any of the Seller's businesses as they exist as of the Closing Date.

ARTICLE VIII
MISCELLANEOUS

8.1 BROKERS' AND FINDERS' FEES. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that all negotiations relative to this Agreement have been carried on by it without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby.
 Seller agrees to indemnify and hold harmless Buyer against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person. Buyer agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Buyer's dealings, arrangements or agreements with any such person.

8.2 SALES, TRANSFER AND DOCUMENTARY TAXES, ETC. Each party shall pay any and all taxes imposed on it, whether federal, state or local due as a result of the transactions which are the subject of this Agreement, and each shall indemnify, reimburse and hold harmless the other in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith applicable to the indemifying party.

8.3 COOPERATION IN NECESSARY FILINGS. Each party hereto shall cooperate as necessary in the preparation and filing of a joint voluntary notice to the CFIUS with respect to the possible application of the Exon-Florio Amendment (Section 721 of the Defense Production Act of 1950, as amended) ("Section 721 ") to the transactions contemplated by this Agreement. Each party hereto shall promptly provide the other party with copies of all correspondence received by it from, and the substance of all communications with, any person with respect thereto and copies of all correspondence proposed to be sent by it to any person with respect thereto at least two business days prior to dispatch. The parties shall (i) cooperate in giving notification to, making filings with and providing information to governmental entities with respect thereto and (ii) respond promptly to any requests for further information with respect thereto; PROVIDED HOWEVER that this Section shall not require either party hereto to deliver confidential information to the other party in the absence of reasonably satisfactory assurances with respect to the maintenance of confidentiality. Buyer shall pay all costs of the filing of the joint notification and related matters, not including Seller's cost of gathering information.

8.4 EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

8.5 CONTENTS OF AGREEMENT; PARTIES IN INTEREST. This Agreement (including the exhibits and schedules hereto, and any other agreements to be executed and delivered in connection with the transactions contemplated hereby) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. There are no representations, warranties, terms, conditions, undertakings, or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

8.6 ASSIGNMENT AND BINDING EFFECT. Except as provided below, this Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Buyer may assign this Agreement to an affiliate or wholly-owned subsidiary, but notwithstanding such assignment, Buyer shall remain liable for causing the payment of the Purchase Price and any indemnity obligation to Seller. Upon such assignment, each subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns, of Seller and Buyer.

8.7 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

8.8 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight courier or by registered or certified mail, postage prepaid, as follows:

If to Buyer, to:

Endevco Corporation
C/O Meggitt-USA, Inc.
340 Commercial Street
Manchester, NH 03101
Attention:  Bennett F. Moore, or President

With a required copy to:

Sheehan Phinney Bass + Green,
Professional Association
1000 Elm Street
P.0. Box 3701
Manchester, NH 03105-3701
Attention:  Daniel S. Coolidge, Esq.

If to Seller, to:

Pemco Aeroplex, Inc.
c/o Precision Standard, Inc.
1225 17th St., Suite 1800
Denver, Colorado 80202
Attention:  Matthew L. Gold, or President

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, or, in the case of mailing, three days after having been mailed.

8.9 NEW HAMPSHIRE LAW TO GOVERN; CHOICE OF FORUM. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New Hampshire applicable to contracts executed and to be performed entirely within New Hampshire without giving effect to conflict of laws principles. This agreement was executed in New Hampshire by both parties. In the event of any litigation with respect to this agreement, the parties agree that such litigation shall and may only be brought in a court sitting within the State of New Hampshire.

8.10 HEADINGS AND "PERSON". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to a "person" herein shall include an individual, fin-n, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

8.11 SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

8.12 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Seller or the Buyer under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect; and (d) in lieu of the illegal, invalid or unenforceable provision, there shall be added to this Agreement a legal and enforceable provision as similar in terms to such provision as may be possible.

8.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

8.14 WIND TUNNEL. Buyer shall have twelve months from the Closing Date, or until Seller is no longer the tenant of the premises, whichever is shorter, to move all equipment relating to the jet engine powered wind tunnel from the Seller's facility in Birmingham, Alabama.
 Until such time as the equipment is removed or the time limit has expired, Buyer shall have a limited right of access to the wind tunnel provided Buyer gives 24 hours written notice to Seller via facsimile transmission. Buyer shall not have any right of access to any other portion of Seller's property including but not limited to the hangar facilities or the administrative services buildings. In the event Buyer shall not have moved such equipment within 6 months after the Closing Date, Buyer shall pay to Seller the sum of $1,000 per month for each month or part thereof such equipment remains at Seller's Birmingham facility after six months after the Closing Date, but in no event shall such equipment remain thereon longer than 12 months after Closing.

8.15 WARRANTY CLAIMS. In the event of a claim made after the Closing Date for breach of warranty with respect to a product sold by the Business prior to the Closing Date, to the extent covered by such warranty, Buyer shall perform as required thereunder and Seller shall promptly reimburse Buyer the reasonable cost thereof. Seller's obligation to reimburse Buyer shall be limited to reimbursement for warranty claims made within 18 months after the Closing Date, and only to the extent such claims for reimbursement in the aggregate exceed $50,000.

8.16 NO THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

8.17  DISPUTE RESOLUTION.

(a) UNAIDED NEGOTIATIONS. Should there develop any disagreement or dispute between any of the parties hereto in connection with this Agreement, it shall be settled by the procedures specified in this
SECTION 8.17. Except as otherwise specified in this Agreement, (i) if one party believes the other party has breached this Agreement, notice thereof setting out in reasonable detail the particulars of such claimed breach shall be given to the other in writing; (ii) the receiving party shall respond in writing to any such notice within thirty (30) days after receipt; and (iii) if the dispute is not promptly resolved, there shall follow within ten (1O) business days, or at such later time as may be mutually agreed to by the parties to the disagreement or dispute, a meeting of the parties to the disagreement or dispute. The purpose of such meeting shall be to discuss and negotiate in good faith a resolution to any outstanding disputes. The location of the meeting shall be chosen by the party responding to the first notice.

(b) MEDIATION. Should the procedure outlined in SECTION 8.17(a) fail to bring about a prompt resolution of the parties' disagreement or dispute, then thirty (30) days following the meeting of the parties to the disagreement or dispute, such parties shall initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. If within such thirty (30) day period the parties are unable to agree on such third person, if the mediation is not completed within five (5) days of the mediator's appointment, or if on completion of such mediation, the parties are unable to agree and settle the dispute within five (5) days after such completion, the dispute shall be referred to arbitration in accordance with SECTION 8.17(c) below upon any party's demand for arbitration. Each of the parties shall bear its own costs and expenses (including attorneys' fees) and their proportionate share of any other costs, fees, or expenses associated with this mediation and endeavor in good faith to resolve their differences. The mediation shall be held in Chicago, Illinois or such other location upon which the parties may agree.

(c) ARBITRATION. All disputes under this Agreement, which are not otherwise settled pursuant to the other terms of this Agreement, shall be settled by arbitration in Chicago, Illinois or such other location upon which the parties may agree, before a panel of three arbitrators; provided, however, that a party shall be entitled to seek and obtain from a court of competent jurisdiction a temporary or permanent injunction to prohibit a violation or continuing violation of the covenants contained in this Agreement. Each party shall select one of the arbitrators. The party-appointed arbitrators shall select the third arbitrator. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association (the "AAA"), but not under the auspices thereof, subject, however, to the following:

(i) Any demand for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that such claim dispute or other matter would be barred by the terms of SECTION 3.3 of this Agreement, or otherwise after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations.

(ii) The arbitrators appointed must have experience in commercial matters.

(iii) All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties.

(iv) The arbitrators shall prepare in writing and provide to the parties factual findings and reasons on which the decision of the arbitrator is based, according to the terms and provisions of this Agreement.

(v) Final decision by the arbitrators must be made within sixty (60) days from the date arbitration proceedings are initiated.

(vi) The prevailing party shall be awarded reasonable expert and non-expert witness costs and expenses incurred in connection with the arbitration, including without limitation attorneys' fees, unless the arbitrators for good cause determine otherwise.

(vii) Costs and fees of the arbitrators shall be borne by the non-prevailing party, unless the arbitrators for good cause determine otherwise.

(viii) The award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on it in accordance with applicable law in any court having jurisdiction over the matter.

This provision for arbitration shall be specifically enforceable by the parties in a court and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom, except as otherwise provided by applicable law. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to resolve disputes hereunder. Nothing contained in this
SECTION 8.17 shall prevent the parties from settling any dispute by mutual agreement at any time.

8.18 CONFIDENTIALITY. Except as may be required by law, or for compliance with applicable financial disclosure requirements or tax returns, or to their respective legal and accounting advisors, neither Seller nor Buyer will disclose to third parties the purchase price for the Assets without first notifying the other party.

8.19 GOOD FAITH. As of the Closing, each party represents to the other that such party has no actual knowledge of any breach by the other party of any representation, warranty or covenant applicable to such party under this agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

ATTEST:                                   Pemco Aeroplex, Inc. ("SELLER)


-------------------------                 By:/s/Darryl Mazow


ATTEST:                                   Endevco Corporation ("BUYER)


-------------------------                 By:/s/Bennett F. Moore


EXHIBITS

A.    Form of Bill of Sale

B.    Form of Assignment of Contracts

SCHEDULES

1.1.2(h)    Other Excluded Assets

1.1.3       Certain Excluded Obligations

3.1.6       Financial Statements

3.1.10      Certain Changes in Condition

3.1.12      Leased Assets

3.1.13      Permits, Licenses and Approvals

3.1.14      Litigation

3.1.15      Contracts and Commitments

            3.1.15(a)   Goods Contracts and Services Contracts

            3.1.15(d)   Real and Personal Property Leases

3.1.17      Employee Benefit Matters

3.1.18      Intellectual Property

3.1.19      Environmental Matters

3.1.20      Equipment

3.1.23      Insurance

3.1.24      Suppliers, Distributors and Customers

3.1.25      Purchase and Sale Orders

3.1.26      Consents

4.1.9       Key Personnel


EXHIBIT A

BILL OF SALE


PEMCO AEROPLEX, INC., an Alabama corporation ("Seller"), pursuant to the terms of an Asset Purchase Agreement, dated to be effective as of January 29, 1998 (the "Agreement") among Endevco Corporation, a Delaware corporation ("Buyer") and Seller for the consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, does hereby sell, convey, transfer, set over and deliver to Buyer all assets, properties, and rights owned by the Seller as of the Closing Date which are used by it in the conduct of the Business of its Hayes Targets Division as a "going concern", including, without limitation, all assets reflected on the balance sheet of the Business as of the Closing Date, exclusive of the Excluded Assets as set forth below (collectively the "Acquired Assets"). Without limiting the generality of the foregoing, the Acquired Assets will include all of Seller's right, title, and interest in and to the following types and classes of assets (other than Excluded Assets as set forth below), as the same shall exist as of Closing:

All tangible and intangible assets of Seller used or useful primarily in, or necessary for, the Business, including without limitation the following assets, properties and rights of Seller used directly or indirectly primarily in or necessary for the conduct of, or generated by or constituting, the Business of the Hayes Target Division, but excluding those assets expressly set forth below under "Excluded Assets":

(a) the Business of Seller as a going concern and the goodwill pertaining thereto, together with the exclusive right to the name "Hayes Targets" and all trademarks and service marks associated therewith (excluding those trademarks and service marks utilizing the crescent logo of Precision Standard, Inc. and its operating companies);

(b) all vehicles, machinery, equipment, computer hardware, tools, vehicles, furniture, furnishings, leasehold improvements, fixtures, goods, and other tangible personal property primarily related to, necessary for, or used primarily by or necessary for the Business;

(c) the accounts, notes and other receivables of Seller relating exclusively to the Business accrued on or prior to the Closing Date;

(d)   all prepaid items relating exclusively to the Business;

(e) all items of useable and salable supplies and inventories and office and other supplies of the Business, including without limitation raw materials, work-in-process and finished goods;

(f) all non-inventory supplies of the Business (including, without limitation, containers, packaging and shipping material, tools and spare parts and other similar removable tangible personal property) wherever located;

(g) to the extent permitted by applicable law and except as set forth in the Excluded Assets as defined below, all rights (but only those obligations specified in the Assumption Agreement of even date between Buyer and Seller) under any written or oral contract, agreement, license, lease, instrument, registration, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization used primarily by or necessary for the Business;

(h) all United States and foreign patents, patent rights, patent applications and licenses, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, trade secrets, data bases, engineering drawings and notebooks, inventions, know-how, formulae, technical information, un-patented inventions, technologies, methods, formulations, inventions techniques, discoveries, designs, proprietary rights and other non-public information, whether patentable or not, and registrations, reissues and extensions thereof and applications and licenses therefor currently owned, used, licensed or proposed to be used or licensed , primarily in, or necessary to, the conduct of the Business, including but not limited to the intellectual property rights listed in SCHEDULE
3.1.18 (all of such rights being collectively referred to hereinafter as the "Rights", but shall not include any trademark, tradename, service mark, or any rights or licenses thereof utilizing the crescent logo of Precision Standard, Inc. and its operating Companies);

(i) all computer software and software licenses used exclusively by or useful exclusively to, or necessary for the conduct of, the Business as presently conducted;

(j) all rights or choses in action of the Business arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

(k) all information, files, bids, proposals, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the Business; all books and records, including without limitation the following: supplier, distributor, sales agent and customer lists; trade correspondence; production and purchase records; sales and promotional literature; accounts payable records (including tax records, financial reports, invoices, correspondence and all related documents); accounts receivable ledgers; all documents relating to uncollected invoices; and all shipping records (but all such information listed in this Subparagraph (k) shall exclude any such items to the extent they do not relate to the Business or any part thereof);

(l) all certificates of deposit and securities instruments that are exclusively related to the Business;

(m)the contracts, agreements and orders included in the Assumed
Obligations (as defined in the Agreement)

(n) all advance payments, prepaid items, rights to offset and credits of all kinds, related exclusively to the Business other than (i) prepayments of federal, state and local taxes; and (ii) advance payments, prepaid items, rights to offset and credits relating to obligations of the Business not included in the Assumed Obligations;

(o) all licenses, permits, authorizations, franchises and other approvals from any governmental, quasi governmental, public or self-regulatory body or authority exclusively used or held for use in connection with, or necessary for, the conduct of the Business, including, but not limited to, the items listed on SCHEDULE 3.1.13 of the Agreement (all of such rights being collectively referred to hereinafter as the "Permits");

(p)   the Commitments described in SCHEDULE 3.1.15 to the Agreement;

(q) all contract rights and accounts arising out of any of the items listed above and/or out of any of the Assumed Obligations (as defined in the Agreement);

(r) all other tangible and intangible personal property owned by the Seller which is not specifically included in, or specifically excluded from the foregoing subsections, which is used exclusively in or necessary for the conduct of the Business as presently conducted, and which is not an Excluded Asset as defined below.

EXCLUDED ASSETS. The Acquired Assets shall not include any of the following:

(a) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

(b) the rights of Seller under any employment agreement or arrangement or employee benefit plan or arrangement (whether written or oral);

(c)   the rights of Seller under the Agreement;

(d) the Unisys Computer System and related software at the Seller's Birmingham facility the use of which has been shared;

(e)   cash and cash equivalents;

(f) inter-company (i.e. between the Business and Seller or any affiliate of Seller) accounts receivable;

(g) the use of the name "Hayes" (but not "Hayes Targets") with respect to other businesses than towed targets and infrared radiation suppression devices and the crescent logo of Precision Standard;

(h) the Consulting Agreement with S. W. Teague dated May 20, 1997, (and Buyer covenants that it shall not otherwise contract for the services of Mr. Teague on or before May 30, 1998).

All capitalized terms used but not otherwise defined herein shall have the meanings accorded to them in the Agreement.

As provided in the Agreement, Seller represents, warrants and covenants that it has good, marketable and valid title to the assets being conveyed hereby as the legal and beneficial owner thereof and that except as noted in the various Schedules to the Agreement, and except with respect to certain liabilities to be expressly assumed by Buyer pursuant to the terms of the Agreement and the Schedules thereto, such assets are free from all liens, claims and encumbrances, and Seller will warrant and defend same to Buyer and its successors and assigns in accordance with the terms and provisions of the Agreement.

This Bill of Sale shall inure to the benefit of, and shall bind Seller and Buyer and their respective successors and assigns.

This Bill of Sale is executed pursuant to and is subject to the terms and conditions of the Agreement and is being delivered in consideration of, among other things, the payment to Seller of the Purchase Price as defined in said Agreement, receipt of which is hereby acknowledged. All representations and warranties, covenants and indemnity obligations of the Seller and the Buyer set forth in the Agreement (or in any document given pursuant to either of those agreements) and which pertain to the assets being conveyed hereby shall remain in effect after the date hereof and until the expiration thereof as provided in the Agreement(or in any document given pursuant to the agreements).

Seller hereby constitutes and appoint Buyer, its successors and assigns, the true and lawful attorney or attorneys of Seller, for Seller and in its name and stead or otherwise, by and on behalf and for the benefit of Buyer, its successors and permitted assigns, to demand and receive from time to time any and all of the properties and assets hereby conveyed and to give receipts and releases for or in respect of the same and any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise, but at the expense and for the benefit of Buyer, its successors and permitted assigns, any and all proceedings at law, in equity, or otherwise which are reasonably necessary and proper in order to collect, assert, or enforce any claim, right, or title of any kind in or to the properties and assets hereby conveyed, assigned, and transferred, and to defend or compromise any and all actions, suits, or proceedings in respect of any of said properties or assets and to do all such acts and things in relation thereto as are reasonably necessary and desirable; Seller hereby declaring that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason.

Seller covenants with Buyer that it will do, execute, and deliver or cause to be done, executed, and delivered all such further acts, documents, or things, including without limitation, transfers, assignments, conveyances, powers of attorney, and assurances for better assuring, conveying, and confirming unto Buyer, its successors and assigns, all and singular, the entire right, title, and interest of Seller throughout the world in, to, and under the assets and properties hereby transferred, sold, assigned, and conveyed or intending so to be as Buyer, its successors and assigns, shall reasonably require, provided, however, that in no event shall Seller be required to incur out-of-pocket expenses in connection with such actions.

IN WITNESS WHEREOF, Pemco Aeroplex, Inc. has caused its duly authorized officer to execute this Bill of Sale on this 29th day of January, 1998.

WITNESS                                   PEMCO AEROPLEX, INC.



--------------------------                By:/s/Darryl Mazow
                                          Name: Darryl Mazow
                                          Title: Vice President



State of

County of

The foregoing instrument was acknowledged before me this ----- day of ------------------ 1998 by ------------------------ its duly authorized officer of Pemco Aeroplex, Inc., on behalf of the corporation.


-------------------------------
Notary Public/Justice of the Peace
My Commission Expires:-----------------------



EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT


This Assignment and Assumption Agreement is executed this 29th day of January, 1998, by and between Pemco Aeroplex, Inc., an Alabama corporation with a principal place of business in Birmingham, Alabama ("Seller") and Endevco Corporation, a Delaware corporation with a principal place of business in San Juan Capistrano California
("Buyer").

RECITALS

A. Buyer and Seller have entered into an Asset Purchase Agreement dated to be effective as of January 29, 1998 (the "Agreement"), pursuant to which Seller agreed to sell and Buyer agreed to purchase certain of Seller's assets (capitalized terms used but not otherwise defined herein shall have the respective meanings accorded to them in the Agreement).

B. Pursuant to the terms of the Agreement, and for the consideration set forth in the Agreement, the Seller has agreed to assign its rights under certain contracts and agreements to the Buyer and Buyer has agreed to assume certain related obligations of Seller with respect thereto following the Closing as of the date hereof.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Seller hereby assigns and delivers to Buyer, its successors, and assigns all of its rights under the following contracts and agreements and to the extent of such assignment Buyer does hereby assume and agrees to be bound by and perform all of the obligations and liabilities of Seller relating to periods of time or events subsequent to the Closing Date, but excluding any penalties or liquidated damages arising either from events occurring prior to Closing or from the assignment of any of the following orders, contracts and commitments:

(a) The trade accounts payable and accrued expenses (excluding payables to Seller and any affiliate of Seller) set forth in SCHEDULE
1.1.3 of the Agreement;

(b) The contract obligations of the Business specifically included among the Assets;

(c) All obligations under any written or oral contract, agreement, license, lease, instrument, registration, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization to the extent assumed under section 1.1.1(g) of the Agreement.

(d) All product liability claims arising after the Closing for goods and services sold after the Closing;

(e) Any and all other liabilities and obligations accruing for any act of the Business after the Closing.

Except to the extent specifically assumed above, Assumed Obligations do not include bank and other debt obligations, product liability claims for products sold prior to the Closing Date, tax liabilities of the Seller of any kind arising or relating to periods prior to the Closing, inter-company accounts payable (i.e. between the Business and Seller or any affiliate of Seller) of the Seller, or employment contracts of any kind.

2. To the extent that the assignment of Seller's rights and claims under or with respect to any of the foregoing shall require the consent of the other party thereto, this Agreement shall not constitute an assignment of the same if an attempted assignment thereof would constitute a breach or default thereunder or would be in violation of law. At the request of the Buyer, the officers of the Seller shall use their best efforts to obtain the consent of the other parties to the foregoing in all cases where consent is required and has not been obtained prior to the date hereof. If their consent is not obtained, the officers of the Seller will cooperate with the Buyer in any arrangement which Buyer shall consider reasonably designed to provide for itself the benefits of such rights and claims, including the enforcement (at the cost and for the benefit of the Buyer) of any and all such rights and claims of the Seller against the other parties thereto arising out of the breach or cancellation by such other parties or otherwise.

3. Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney or attorneys of Seller, for Seller and in its name and stead or otherwise, by and on behalf and for the benefit of Buyer, its successors and assigns, to demand and receive from time to time any and all of the properties and assets hereby conveyed and to give receipts and releases for or in respect of the same and any part thereof, and from time to time to institute and prosecute in the name of Seller or otherwise, but at the expense and for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity, or otherwise which are reasonably necessary and proper in order to collect, assert, or enforce any claim, right, or title of any kind in or to the properties and assets hereby conveyed, assigned, and transferred, and to defend or compromise any and all actions, suits, or proceedings in respect of any of said properties or assets and to do all such acts and things in relation thereto as are reasonably necessary and desirable; Seller hereby declaring that the appointment made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by Seller in any manner or for any reason.

4. This Assignment Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

5. Seller covenants with Buyer that it will do, execute, and deliver or cause to be done, executed, and delivered all such further acts, documents, or things, including without limitation, transfers, assignments, conveyances, powers of attorney, and assurances for better assuring, conveying, and confirming unto Buyer, its successors and assigns, all and singular, the entire right, title, and interest of Seller throughout the world in, to and under the assets and properties hereby transferred, sold, assigned, and conveyed or intending so to be as Buyer, its successor and assigns, shall reasonably require, provided, however, that in no event shall Seller be required to incur any cost of fees or expenses of any kind in connection with such actions.

6. This Assignment and Assumption Agreement is executed pursuant to and is subject to the terms and conditions of the Agreement. All representations, warranties, covenants and indemnity obligation set forth in the Agreement(or in any document given pursuant to those agreements) relating to the contracts and agreements being assigned and assumed hereby shall remain in effect after the date hereof and until the expiration thereof as provided in the Agreement(or in any document given pursuant to those agreements).

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement in their names and on their behalf as of the day and year first above written.


WITNESS:                                  PEMCO AEROPLEX, INC.


-------------------------                 By:/s/Darryl Mazow
                                          Name: Darryl Mazow
                                          Title: Vice President


WITNESS:                                  ENDEVCO CORPORATION


-------------------------                 By:/s/Bennett F. Moore
                                          Name: Bennett F. Moore
                                          Title: Director, duly authorized